ASSIGNMENT OF MEMBERSHIP INTERESTS

This ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Assignment”), dated and effective as of 12:00:01 a.m., October 3, 2016 (the “Closing Date”), by and among PIEDMONT ACP COMPANY, LLC, a North Carolina limited liability company (“Assignor”), and DOMINION ATLANTIC COAST PIPELINE, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

A.	Assignor, Assignee, Duke Energy ACP, LLC, a Delaware limited liability company (“Duke”), and Maple Enterprise Holdings, Inc., a Georgia corporation (“AGL”) (collectively, the “ACP Owners”) are the current owners of Atlantic Coast Pipeline, LLC, a Delaware limited liability company (“ACP”) and have previously entered into that certain Limited Liability Company Agreement of Atlantic Coast Pipeline, LLC dated as of September 2, 2014 (the “ACP LLCA”).

B.	Assignor owns an aggregate ten-percent (10.0%) membership interest in ACP.

C.	Assignor and Duke have entered into an agreement for a proposed transaction (the “Proposed Merger”) that would grant Assignee with certain rights under Section 10.5 of the ACP LLCA (the “Dominion ROFR”).

D.	Assignor and Assignee desire to enter into and consummate the transactions set forth in this Assignment in lieu of Assignee exercising the Dominion ROFR, and each of the ACP Owners has previously consented to, and waived, as applicable, any other requirements under the ACP LLCA necessary for, the consummation of the transactions described in this Assignment.

E.	Assignor has agreed to sell, convey, transfer, assign and deliver to Assignee, and Assignee has agreed to purchase, acquire and accept from Assignor, all of Assignor’s right, title and interest in and to a three-percent (3%) membership interest in ACP (the “Transferred Interest”), upon the terms and conditions set forth in this Assignment.

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein, and of the mutual promises and covenants contained in this Assignment, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not otherwise defined herein have the meanings specified in the ACP LLCA.

2.	Conveyance.

(a)	Assignor hereby grants, sells, transfers, assigns and conveys to Assignee, its successors and assigns, for its and their own use forever, all right, title and interest in and to the Transferred Interest (the “Interests Assignment”) for THIRTEEN MILLION EIGHT-HUNDRED SIXTY-NINE THOUSAND ONE-HUNDRED THIRTY FOUR dollars ($13,869,134.00) (the “Purchase Price”) in cash, the receipt and sufficiency of which are hereby acknowledged, and Assignee hereby accepts the Transferred Interest as of the Closing Date (consummation of such assignment and acceptance, the “Closing”), and hereby assumes and agrees to perform all of Assignor’s agreements and obligations existing or arising with respect to the Transferred Interest under the ACP LLCA. For the avoidance of doubt, the Purchase Price is equal to the generally accepted accounting principles (“GAAP”) book value of the Transferred Interest on the Closing Date (inclusive of allowance for funds used during construction).

(b)	On the Closing Date in accordance with the instructions provided by Assignor, Assignee shall wire, or shall cause to be wired, in immediately available funds the Purchase Price and, if applicable, any amounts payable to Assignor pursuant to Section 8(c) below.

3.	Mutual Representations and Warranties. Assignor hereby represents and warrants to Assignee and Assignee hereby represents and warrants to the Assignor (each of Assignor and Assignee, in its capacity as the party making the representations and warranties, the “Representing Party”) as follows:

(a)	Organization; Qualification and Power. The Representing Party is an entity duly organized, validly existing and in good standing under the laws of its state of organization, and has full corporate power and authority to execute and deliver this Assignment, and to perform its obligations hereunder.

(b)	Authorization; Validity.

i.	The execution and delivery by the Representing Party of this Assignment, and the performance by the Representing Party of its obligations hereunder, have been duly authorized by all requisite corporate action on behalf of the Representing Party.

ii.	This Assignment has been duly executed and delivered by the Representing Party and when executed and delivered in accordance with the terms hereof, shall constitute the valid and binding obligation of the Representing Party, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(c)	No Conflict; Third Party Consents. The execution and delivery by the Representing Party of this Assignment and the performance by the Representing Party of its obligations hereunder and the consummation by the Representing Party of the transactions contemplated hereby will not:

i.	conflict with, result in a material breach or violation of, or constitute (with due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, modification or acceleration) under any material agreement by which the Representing Party or any of its assets or properties (including the Representing Party’s interest in ACP) are bound, or

ii.	require any material governmental or third party consent, approval, filing or notification not already obtained or made by the Representing Party, or otherwise fail to comply with a material requirement of any such consent, approval, filing or notification.

4.	Individual Representations and Warranties of the Assignor. Assignor hereby further represents and warrants to Assignee that, other than for restrictions under the ACP LLCA, the Securities Act of 1933, as amended, and applicable state securities laws, Assignor is the sole legal, beneficial, record and equitable owner of all of the Transferred Interest, free and clear of all liens, claims and encumbrances.

5.	Limitation and Disclaimer.

(a)	Except as expressly provided in Sections 3 and 4 above, Assignor is conveying the Transferred Interest “as is”, without representation or warranty, whether express, implied or statutory, all of which Assignor hereby disclaims as to any other matter whatsoever.

(b)	Assignor and Assignee agree that the disclaimers contained in this Section 5 are “conspicuous” disclaimers. Any covenants implied by statute or law by the use of the words “grant,” “convey,” “bargain,” “sell,” “assign,” “transfer,” “deliver” or “set over” or any of them or any other words used in this Assignment are hereby expressly disclaimed, waived and negated.

(c)	Neither Assignor nor Assignee shall be responsible for any broker, finder or investment banker fee or commission in connection with the transactions contemplated by this Assignment as a result of any arrangements made by or on behalf of the other party.

6.	Effect of Interests Assignment. Simultaneously with the Interests Assignment, the parties hereto acknowledge and agree that Assignor shall cease to hold any rights of any kind or nature in the Transferred Interest, but shall remain an owner of a seven percent (7%) membership interest in ACP.

7.	Waiver of Separate Transfer Instrument. The parties to this Assignment acknowledge and agree that their mutual execution and delivery of this Assignment shall be sufficient to evidence and effectuate the Interests Assignment, and that they shall not require (as between them) any separate or additional instrument of transfer in connection with the Interests Assignment.

8.	Certain Tax Matters.

(a)	The parties agree that, for U.S. federal income tax purposes, the Interests Assignment shall be treated as a purchase and sale of the Transferred Interest and each party agrees that it will treat and report the purchase and sale consistent with the foregoing.

(b)	Assignor and Assignee shall cause ACP to allocate ACP’s items of taxable income, loss, gain, deduction and credit for the taxable year which includes the Closing Date between Assignor and Assignee in accordance with the daily proration method.

(c)	Any sales, use, transfer, real property transfer, recording or stock transfer tax (for the avoidance of doubt, excluding income taxes) incurred in connection with the sale of the Transferred Interest pursuant to this Assignment shall be borne equally by Assignee and Assignor. Each party shall file, to the extent required by applicable tax law, all necessary tax returns and other documentation with respect to all taxes for which such party is responsible hereunder. In addition, each party shall provide the other party with such assistance as may be reasonably requested by the other party or otherwise required by applicable tax law in connection with the preparation, execution and/or filing of any tax return and other related documentation, any audit or other examination by any governmental authority, or any judicial or administrative proceedings relating to liability for taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination.

9.	Indemnification; Limitation on Liability.

(a)	Subject to the limitations set forth in this Section 9, from and after the Closing, (i) Assignor shall indemnify, defend and hold harmless Assignee and its affiliates from any and all costs, liabilities, losses, damages and reasonable expenses actually incurred or paid by Assignee or its affiliates as a result of any breach of any representation, warranty, covenant or agreement of Assignor contained this Assignment, and (ii) Assignee shall indemnify, defend and hold harmless Assignor and its affiliates from any and all costs, liabilities, losses, damages and reasonable expenses actually incurred or paid by Assignor or its affiliates as a result of any breach of any representation, warranty, covenant or agreement of Assignee contained this Assignment.

(b)	The maximum aggregate liability of Assignor under this Assignment (except in the case of fraud, intentional misrepresentation or willful misconduct) shall not exceed an amount equal to the Purchase Price (the “Cap”).

(c)	The maximum aggregate liability of Assignee under this Assignment (except in the case of fraud, intentional misrepresentation or willful misconduct) shall not exceed the Cap.

(c)	NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL ANY PARTY, OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE REPRESENTATIVES, BE RESPONSIBLE OR LIABLE FOR, AND NO PARTY SHALL BE ENTITLED TO SEEK, ANY PUNITIVE, EXEMPLARY, SPECULATIVE, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING UNDER THIS ASSIGNMENT, INCLUDING LOST PROFITS (BUT ONLY TO THE EXTENT SUCH LOST PROFITS ARE CONSEQUENTIAL DAMAGES), UNLESS ANY SUCH AMOUNTS ARE ACTUALLY PAID TO ANY THIRD PERSON PURSUANT TO A THIRD PARTY CLAIM.

11.	Further Assurances. On and after the Closing Date, and after giving due regard to Section 7 above, the parties hereto shall take any and all further actions, including but not limited to the execution of additional instruments or documents, that may be reasonably requested in writing by any one of them to effectuate or evidence the Interests Assignment or the other actions expressly contemplated by this Assignment.

12.	Dominion ROFR. This Assignment is delivered in satisfaction of Assignor’s and/or Duke’s obligations under Section 10.5 of the ACP LLCA with respect to the Proposed Merger. For the avoidance of doubt, nothing in this Assignment or otherwise shall be deemed a waiver of any of Assignee’s ongoing rights under Section 10.5 of the ACP LLCA or otherwise with respect to any other proposed transaction.

13.	Miscellaneous.

(a)	This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)	This Assignment and the performance of the transactions and obligations of Assignor and Assignee hereunder will be governed by and construed under the laws of the State of Delaware without giving effect to any choice of law principles.

(c)	This Assignment may be amended, modified and supplemented only by written agreement of the parties hereto.

(d)	This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the Closing Date.

PIEDMONT ACP COMPANY, LLC

By: Name: Title:	/s/ Karl Newlin Karl Newlin Manager and Senior Vice President

DOMINION ATLANTIC COAST PIPELINE, LLC

By: Name: Title:	/ s/ Anne E. Bomar Anne E. Bomar Senior Vice President, Pipeline Services and Optimization